Exhibit 99.1

Cross Country Healthcare Announces New Appointment to Board of Directors

BOCA RATON, Fla.--(BUSINESS WIRE)--November 21, 2022--Cross Country Healthcare, Inc. (NASDAQ: CCRN), a market-leading, tech-enabled workforce solutions platform and advisory firm, is pleased to announce that Venkat Bhamidipati, 56, has been elected to serve as a member of the Company's Board of Directors, November 16, 2022.

A seasoned investor and strategic advisor in technology and healthcare companies, Bhamidipati brings a deep background in finance, digital strategy, corporate development, operations, and supply chain management to Cross Country.

“Venkat is a dynamic industry leader, and we are pleased to welcome him to the board," said John A. Martins, Cross Country Healthcare president and CEO. “Venkat is joining our organization at a pivotal time; his rich business leadership and financial experience will provide important insights and contributions to the continuing success of our company."

Most recently, Bhamidipati held the role of executive vice president and chief financial officer at McAfee. In this role, Venkat oversaw the finance, IT, and security operations strategy and teams that support McAfee’s business worldwide.

Before McAfee, Venkat was executive vice president and chief financial officer at Providence, a healthcare company with $25B in annual revenues. In his previous role at Providence, he led finance and most corporate functions, including information technology, growth and corporate development, supply chain, and real estate. During his time at Providence, Venkat helped lead a comprehensive process redesign and digital transformation that helped modernize it.

Chairman of the Board of Cross Country Healthcare, Kevin C. Clark, added, "The Board and I are honored that Venkat will be joining us. His experience in healthcare and technology industries and his passion for transformation will be valuable to the company."

“I’m excited to be joining this high-performing organization and having the opportunity to work with talented and best-in-class leaders,” said Bhamidipati. “I look forward to partnering with Cross Country on their next phase of the organization’s journey.”

Venkat also spent 13 years at Microsoft, where he held several executive positions, including CFO of the Worldwide Enterprise Group, CFO of the Worldwide Operations and Technology Group, and Managing Director for Business Development and Growth Strategy. During his time at Microsoft, Venkat was also instrumental in the cloud transformation playing a pivotal leadership role.

Venkat holds an MBA in Finance and Marketing from the Kelly School of Business at Indiana University.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and Certified™ by Great Place to Work®. For two consecutive years, we have received the Top Workplaces USA award and the Top Workplaces Award for Diversity, Equity & Inclusion Practices, and were recently recognized as a recipient of the Top Workplaces Awards for Innovation and Leadership by Energage, and the Women Executive Leadership Elevate Award recognizing gender diversity in our Boardroom. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com